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                                                                       EXHIBIT A

                                                                MASTER AGREEMENT



                                DATED 9 MAY 2002




            (1)      CHAPARRAL RESOURCES, INC.

            (2)      CENTRAL ASIAN INDUSTRIAL HOLDINGS N.V.










                                MASTER AGREEMENT

                 relating to the subscription for shares in and
                     a loan note and warrant to be issued by
                          Chaparral Resources, Inc. and
                     the refinancing of the Chaparral Group















                                Baker & McKenzie



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THIS AGREEMENT is made on the 9th day of  May,  2002

PARTIES:

(1) CHAPARRAL RESOURCES, INC., a company incorporated under the laws of the state of Delaware, whose registered office is at 16945 Northchase Drive, Suite 1620, Houston, Texas 77060 (the "Company"); and

(2) CENTRAL ASIAN INDUSTRIAL HOLDINGS N.V., a company incorporated under the laws of The Netherlands Antilles, whose registered office is at Scharlooweg 81, Curacao, The Netherlands Antilles ("CAIH").

PREAMBLE:

(A) The authorised capital stock of the Company at the date hereof consists of 101,000,000 shares divided into (i) 100,000,000 shares of Common Stock at a par value of US$0.0001 per share, of which 14,283,801 shares have been issued and are outstanding as at the date hereof and (ii) 1,000,000 shares of Preferred Stock, no par value, of which 50,000 shares have been issued and are outstanding as at the date hereof.

(B) CAIH has agreed to subscribe for and the Company has agreed to issue and allot to CAIH shares of Common Stock equal to sixty percent (60%) of the issued and outstanding shares of the Company after completion of the transactions contemplated herein, together with a promissory note and warrant, each on the terms and subject to the conditions of this Agreement.

(C) CAIH has entered into a sale and purchase agreement with Shell Capital Inc., relating to debt in the Company pursuant to which CAIH has agreed to purchase certain debt owed by the Company, subject to a number of conditions.


TERMS:

1.       INTERPRETATION

1.01 In this Agreement, including the preamble and Schedules, unless the context requires otherwise:

         "Affiliate" means in relation to CAIH any wholly-owned subsidiary of CAIH;

         "Board of Directors" means the board of directors of the Company;

         "CAC" means Chaparral Acquisition Corp.;

         "CAP-D" means Central Asian Petroleum, Inc.;

         "CAP-G" means Central Asian Petroleum (Guernsey) Limited;

         "CAP-G-KKM Loan Agreement" means the loan agreement dated 7 February 2000 between CAP-G and KKM;


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         "Claims" means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, encumbrances, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise;

         "Common Stock" means the class of stock designated as common stock in the Company's certificate of incorporation, as amended;

         "Completion" has the meaning ascribed to it in clause 5.01;

         "Completion Date" means 9 May 2002 or, at CAIH's option, such later date as the Shell Loan Sale and Purchase Agreement is completed (or such other date as the parties may agree in writing prior to Completion) but in any event not later than the Long Stop Date;

         "Continuing Directors" means the members of the Board of Directors and the boards of directors of each of the Retained Subsidiaries listed in column 3 of Schedule 2;

         "CRI-CAP-G Loan Agreement" means the loan agreement dated 7 February 2000 between the Company and CAP-G;

         "CRI Subsidiaries" means the Dormant Subsidiaries and the Retained Subsidiaries;

         "Directors" means the members of the Board of Directors and the boards of directors of each of the Retained Subsidiaries listed in column 2 of
         Schedule 2;

         "Disclosure Letter" means the disclosure letter provided by the Company prior to signing this Agreement;

         "Dormant Subsidiaries" means CAC and Road Runner;

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

         "Exeter" means Exeter Finance Group, Inc., a corporation organised under the laws of The Turks and Caicos;

         "Exeter Agreement" means the agreement to be entered into between the Company and Exeter for the redemption by the Company of the 50,000 shares of Preferred Stock issued to Exeter, substantially in the form attached as Schedule 8;

         "Existing Options" means all stock options, rights and warrants to acquire shares in the Company, including without limitation all incentive or non-qualified stock options or grants issued to directors, officers and consultants of the Company or the CRI Subsidiaries and all warrants to acquire shares in the Company which are in issue as at the date hereof;

         "Existing Shares" means the 14,283,801 shares of the Company's Common Stock which are issued and outstanding and the 50,000 shares of the Company's Preferred Stock which are issued and outstanding as at the date hereof;

         "Group" means the Company and the CRI Subsidiaries;


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         "Guernsey Proceedings" means the winding up proceedings issued by Shell in the Royal Court of Guernsey, Ordinary Division against CAP-G;

         "High Court Proceedings" means the proceedings brought by Shell against the Company in the Commercial Court of the High Court of Justice, Queen's Bench Division in connection with the Shell Loan;

         "Intra-Group Finance Agreements" means the CRI-CAP-G Loan Agreement and the CAP-G-KKM Loan Agreement;

         "KKB" means Open Joint Stock Company Kazkommertsbank;

         "KKM" means Closed Joint Stock Company Karakudukmunai;

         "Long Stop Date" means 30 June 2002;

         "MTI" means Korporatsiya Mangistau Terra International, a company organised under the laws of the Republic of Kazakhstan;

         "MTI Agreement" means the agreement to be executed by the Company to purchase, directly or indirectly, all of the shares of MTI, in form and substance satisfactory to CAIH;

         "Mutual Release Agreement" means the agreement entered into between the Company, CAP-G, CAP-D, KKM, Shell Capital, Shell Capital Inc. and Shell Capital Services to release acquit and discharge all claims arising in connection with the Shell Loan;

         "NASDAQ" means The NASDAQ Stock Market, Inc.;

         "New Shares" means the 22,925,701 shares of the Company's Common Stock of US$0.0001 each (or, if further Shares are issued by the Company in connection with completion of the MTI Agreement, such larger number) which in the aggregate will represent no less than 60% of the Company's issued and outstanding stock after completion of the transactions contemplated herein (including completion of the MTI Agreement, if applicable, but excluding the shares to be issued pursuant to the Note) and which are to be issued and subscribed for pursuant to clause 2.01;

         "Note" means the US$4,000,000, 12% promissory note to be issued by the Company and CAP-G pursuant to clause 2.02 together with the Warrant, in the form attached as Schedule 6;

         "Parties" means the Company and CAIH and "Party" means either of them;

         "Preferred Stock" means the class of stock designated as preferred stock in the Company's certificate of incorporation, as amended;

         "Principal Stockholders" means the persons listed in Schedule 4;

         "Refinancing Loan" means the loan in the amount of not less than US$28,000,000 to be made available by KKB to KKM as set out in clause 3.07;

         "Refinancing Fee" means the fee of US$1,788,000 payable by the Company to CAIH in consideration of CAIH procuring the grant of the Refinancing Loan;


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         "Registration Agreement" means the registration rights agreement between the Company and CAIH in the form attached as Schedule 7;

         "Retained Subsidiaries" means CAP-D, CAP-G and KKM;

         "Road Runner" means Road Runner Service Company, Inc.;

         "SEC" means the United States Securities and Exchange Commission;

         "Securities Act" means the United States Securities Act of 1933, as amended;

         "Security Interest" means all mortgages, charges, pledges, liens and other security granted by any member of the Group under or in connection with the Shell Loan Agreement and the Shell Finance Documents;

         "Shell" means Shell Capital and/or Shell Capital Services and/or Shell Capital Inc., as appropriate;

         "Shell Capital" means Shell Capital Limited;

         "Shell Capital Inc." means Shell Capital Inc.

         "Shell Capital Services" means Shell Capital Services Limited;

         "Shell Finance Documents" means the Shell Loan Agreement and all other documents defined as `Finance Documents' in the Shell Loan Agreement;

         "Shell Indebtedness" means the aggregate of the Shell Loan and all amounts of accrued interest thereon and all and any other amounts of whatsoever nature owing to Shell by the Group under the Shell Loan Agreement;

         "Shell Loan" means the aggregate of the principal amounts advanced under the Shell Loan Agreement including the US$3,150,000 principal advanced under the bridge facility pursuant to the amendment agreement dated 31 May 2001 to the Shell Loan Agreement;

         "Shell Loan Agreement" means that certain US$24,000,000 loan agreement dated 1 November 1999 among the Company as borrower, CAP-G, CAP-D and KKM as co-obligors and Shell Capital Services Limited as arranger, modeller and facility agent, and the banks, financial institutions and other persons named as lenders (as amended by a supplemental agreement dated 10 February 2000 and by an amendment agreement dated 31 May 2001 and as further amended restated and/or supplemented, from time to time);

         "Shell Loan Sale and Purchase Agreement" means the agreement entered into between Shell Capital Inc. and CAIH pursuant to which CAIH will (among other things) acquire all of Shell's right and title in and to the Shell Loan and the Shell Indebtedness and will replace Shell as arranger, modeller and facility agent under the Shell Loan Agreement;

         "Shell Warrants" means the warrants to purchase up to 1,785,455 shares of the Company's Common Stock issued to Shell Capital pursuant to that certain amended and restated warrant agreement between the Company and Shell Capital dated as of 18 April 2001;


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         "Stockholders" means the registered holders of Common Stock and/or
         Preferred Stock as at the date hereof;

         "Subsidiaries" means, in relation to a person, any company or corporation (a) which is controlled, directly or indirectly, by that person, (b) 50% or more of the issued share capital of which is beneficially owned, directly or indirectly, by that person, or (c) which is a Subsidiary of another Subsidiary of that person;

         "Warranties" means the representations and warranties set out in
         Schedule 1;

         "Warrant" means the warrant to be issued in connection with the Note in the form attached as Schedule 6;

         "Working Capital Facility" means the credit facility of US$5,000,000 to be advanced by KKB to KKM; and

         "Written Consents" has the meaning ascribed to it in clause 3.01.

1.02 References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.03 References herein to clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.04 The expressions "the Company" and "CAIH" shall, where the context permits, include their respective successors, and permitted assigns.

1.05 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.06 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.       SUBSCRIPTION FOR SHARES AND ISSUE OF NOTE

2.01 Subject to the terms of this Agreement, CAIH hereby agrees to subscribe for all (but not part only) of the New Shares at a price of US$8,000,000 for all the New Shares and the Company agrees to allot and issue all (but not part only) of the New Shares to CAIH at Completion, free and clear of all Claims.

2.02 Subject to the terms of this Agreement, CAIH hereby agrees to purchase the Note for the sum of US$4,000,000 and CRI agrees to issue the Note and the Warrant and shall procure that CAP-G shall issue the Note jointly with CRI at Completion.

2.03 CAIH shall not be obliged to complete the purchase of any of the New Shares or the Note unless the purchase of all of the New Shares and the
         Note is completed simultaneously.


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2.04     CAIH may by way of notice delivered to the Company no later than seven
         (7) days before Completion nominate any Affiliate to subscribe for the New Shares and/or purchase the Note in place of CAIH.

3.       ACTIONS BETWEEN SIGNING AND COMPLETION

3.01 As soon as practicable but in any event no later than seven (7) days after signing this Agreement, the Company shall seek written consents from the Principal Stockholders in the form attached as Schedule 10 (the "Written Consents") approving:

         (a) the terms of this Agreement and the transactions contemplated hereby;

         (b) the amendments to the Company's certificate of incorporation and bylaws as set out in Schedule 5 and undertaking to vote in favour of those amendments at a meeting of shareholders following Completion;

         (c) the restructuring of the Board of Directors to seven (7) members and the election of the five (5) persons designated by CAIH as members of the Board of Directors with effect from Completion; and

         (d) the changes in the Company's capital required by the transactions contemplated hereby.

3.02 The Company represents that the Board of Directors has approved this Agreement and the transactions contemplated hereby and resolved to recommend the approval of this Agreement and the transactions contemplated hereby by the Principal Stockholders.

3.03 The Company shall make all necessary filings and notifications that may be required under the Exchange Act and the Securities Act and shall use its best efforts to obtain all third party, governmental and regulatory consents required for the consummation of the transactions contemplated hereby, including, without limitation, such consents as may be required for the consummation of the transactions contemplated hereby under or in respect of any contract, agreement, lease, sublease or other instrument, where the consummation of the transaction contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent.

3.04 The Company shall and shall procure that each of the Retained Subsidiaries shall conduct its business in the usual and ordinary course and consistently with past practice and shall procure that the Dormant Subsidiaries remain dormant at all times from the date hereof until Completion.

3.05 The Company shall notify CAIH promptly (but in any event within five days) after the discovery or receipt of notice of any default under any material agreement to which it or any of the CRI Subsidiaries is a party (other than the events of default under the Shell Finance Documents which occurred prior to the date hereof and which have been disclosed in the Disclosure Letter) or any other event or circumstance affecting the Company or any CRI Subsidiary which is reasonably likely to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Group, including the filing of any material litigation against the Company or any CRI Subsidiary (including any notices, applications or pleadings filed in connection with the High Court Proceedings or the Guernsey Proceedings after the date hereof), and shall provide CAIH with all relevant information concerning such matters together with details of what action the Company and the CRI Subsidiaries have taken or plan to take.


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3.06     Between the date hereof and the Completion Date, the Company shall not, and shall procure that each of the CRI Subsidiaries shall not, without the prior consent in writing of CAIH:

         (a) issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convertible into any share or loan capital or otherwise take any action which would result in CAIH or its nominee acquiring on Completion a percentage interest in the Company (on a fully diluted basis) lower than that contemplated in this Agreement or the Company reducing its interest in any Retained Subsidiary;

         (b) save in respect of transactions entered into in the ordinary course of the Group's business or as required by this Agreement, incur any liability in excess of US$500,000 or enter into any transaction, agreement or arrangement for a value in excess of US$500,000;

         (c) except for any amounts of working capital which may be made available or arranged by CAIH or KKB, incur any indebtedness other than the existing Shell Indebtedness;

         (d) save for (i) the acquisition of Preferred Stock from Exeter pursuant to the Exeter Agreement and (ii) the acquisition of shares in MTI and the issue of shares in the Company pursuant to the MTI Agreement, dispose or agree to dispose of or acquire or agree to acquire any material asset;

         (e) create or permit to arise any lien, charge, encumbrance, pledge, mortgage or other third party right or interest on or in respect of any of its undertaking, property or assets, save for any security required by KKB and approved by CAIH in relation to the Refinancing Loan;

         (f)  declare pay or make any dividends or other distributions;

         (g) save in so far as the same is reasonably necessary for the implementation of the transactions contemplated hereby, pass any shareholders' resolution other than a resolution at any annual general meeting which is not special business;

         (g) amend its certificate of incorporation or by-laws (or equivalent documents) except for the amendments to the Company's certificate of incorporation and by-laws as set out in Schedule 5;

         (h) enter into any transaction or arrangement other than in the ordinary course of business and for full consideration, including any consulting arrangements;

         (i) save as required in order to settle outstanding disputes with Shell and subject to CAIH's approval, amend or alter or agree to amend or alter any Shell Finance Document;

         (j) amend or alter or agree to amend or alter the terms or conditions of any material contract;

         (k) permit any change in the business of the Company or the Retained Subsidiaries as carried on prior to the date hereof;

         (l) grant any customer of the Group any credit in relation to oil sales;


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         (m)  except for the existing Intra-Group Financing Agreements, make any loan or provide any credit or financial assistance to any party;

         (n) unless otherwise agreed in writing by CAIH, enter into any oil sales contracts with any person who is not an existing customer of KKM as at the date hereof;

         (o) other than to effect the appointment of the new directors referred to in clause 3.01(c) and except for the granting of power of attorney to Jonathan Wood to represent CAP-G at all meetings of shareholders of KKM in order to vote in favour of the Refinancing Loan and such other matters as may be required to effect the transactions contemplated hereby, appoint any director, company secretary or attorney;

         (p) enter into or amend any service agreements with directors or officers or increase the remuneration payable thereto;

         (q) change the terms of employment of any employees of the Company or the Retained Subsidiaries; or

         (r) employ any new employees who are to be paid in excess of US$50,000 per year.

3.07 CAIH shall use all reasonable endeavours to procure that KKB shall provide the Refinancing Loan and the Working Capital Facility to KKM on terms and subject to conditions satisfactory to KKB and CAIH. The Company agrees and confirms that:

         (a) the Refinancing Loan will be used in order to refinance US$28,000,000 of KKM's existing indebtedness to CAP(G) under the CAP-G-KKM Loan Agreement, to be used by CAP(G) to refinance the same amount of CAP(G)'s existing indebtedness to the Company under the CRI-CAP-G Loan, such that at Completion, the Company will, with the proceeds of the Refinancing Loan, be able to and will discharge US$28,000,000 of the Shell Indebtedness;

         (b) the Working Capital Facility will be provided at or about the same time as the Refinancing Loan is made available;

         (c) as security for KKM's obligations to KKB in respect of the Refinancing Loan and the Working Capital Facility, KKB will require suitable security which is likely to include a pledge over KKM's proceeds from the sale of oil and a pledge of all of CAP-G's shares in KKM, effective on Completion;

         (d) the Company will take all actions within its control including, without limitation, causing CAP-G (i) to exercise its voting power as a shareholder of KKM to vote in favour of the Refinancing Loan and the Working Capital Facility and the granting of the security to KKB and (ii) to pledge its shares in KKM as security for the Refinancing Loan and the Refinancing Facility, as may be required by KKB;

         (e) the granting of the Refinancing Loan and Working Capital Facility shall be conditional upon:

              (i) the negotiation and execution of a loan agreement and security documents as between KKB and KKM (and, as necessary, between KKB and CAP-G) in form and substance satisfactory to KKB and CAIH;


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              (ii)  the satisfaction or waiver of all conditions precedent required by KKB; and

              (iii) the granting of all consents and waivers that may be required in connection with the granting of the Refinancing Loan and Working Capital Facility and security therefor and the establishment of the escrow account, including, without limitation, board and shareholder approvals of KKM and any consents and waivers required to be granted by Shell.

3.08 On completion of the Shell Loan Sale and Purchase Agreement, the Company shall execute and deliver irrevocable stock powers or stock transfer forms (as the case may be) over all of its shares in CAP(D) and CAP(G) and shall procure that CAP-D shall execute and deliver an irrevocable stock power or stock transfer form over all of its shares in CAP-G in favour of CAIH and take such further actions as are within its control to ensure that the shares which are pledged or charged by way of security pursuant to the CRI-CAP(D) Pledge Agreement, the CRI-CAP(G) Charge over Shares and the CAP(D)-CAP(G) Charge over Shares and any other Security Document (as defined in the Shell Loan Agreement) shall continue to secure the Company's obligations under the Shell Loan Agreement to CAIH.

4.       CONDITIONS PRECEDENT

4.01     Completion of this Agreement is conditional upon:

         (a) the Warranties and all representations and warranties contained herein being true and correct on the Completion Date as if made on that date;

         (b) the Company having performed all of its obligations under this Agreement (including those due to be performed on the Completion
              Date);

         (c)  the execution by the Principal Stockholders of the Written
              Consents;

         (d) satisfaction of the conditions set out in clause 3.07 and clause 3.08;

         (e) the execution of the Shell Loan Sale and Purchase Agreement in form and substance satisfactory to CAIH and completion of all transactions contemplated thereby;

         (f) the discontinuation of all legal proceedings brought by Shell against any member of the Group including, without limitation, the High Court Proceedings and the Guernsey Proceedings to the satisfaction of CAIH and all of which may be conditional upon Completion of this Agreement;

         (g) no legal proceedings or investigation having been commenced by any governmental authority or person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby;

         (h) the receipt of all required third party, governmental and regulatory consents and approvals and the making of all required filings and notifications that may be required for or in connection with the consummation of the transactions contemplated in this Agreement, including, without limitation, any such consents as may be required as described in clause 3.03;


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         (i)  the delivery of all of the documents as set forth in clause
              5.02(a);

         (j) the execution of the Registration Agreement between the Company and CAIH;

         (k) the execution of the Exeter Agreement and completion of the transactions envisaged thereby in accordance with its terms;

         (l) the execution of the MTI Agreement in form and substance satisfactory to CAIH and completion of the transactions envisaged thereby in accordance with its terms; and

         (m) there having been no material adverse change in the Group's business, financial condition or results of operations between the date of this Agreement and Completion.

4.02 CAIH may waive any of the conditions set out in clause 4.01 at any time by notice in writing to the Company's legal counsel.

4.03 The Company shall use its best endeavours to ensure that the conditions set out in Clause 4.01 (except for the matters referred to in paragraphs (e) and (f)) shall be fulfilled by the Completion Date.

4.04 The Parties conclusively agree that, as at the date hereof, the Shell Indebtedness is US$39,425,547.66 but that such amount is to be reduced at completion of the Shell Loan Sale and Purchase Agreement by the amount of the Refinancing Loan to US$11,425,547.66 (the "Shell Balance") and that the Shell Balance will continue to accrue interest thereafter at the rate of 14% per annum. If following completion of the Shell Loan Sale and Purchase Agreement such that the Shell Indebtedness was assigned and novated to CAIH, Completion fails to occur for any reason by the Long Stop Date, CAIH may declare the Shell Balance due and payable on 120 days' notice (the "Notice Period") by providing written notice to the Company, CAP-G, CAP-D and KKM provided that, if there are other defaults under the Shell Loan Agreement following the date hereof without CAIH's consent, CAIH can, following the Long Stop Date, demand the Shell Balance to be payable on demand. Upon the expiry of such Notice Period (or on demand if there are further defaults without CAIH's consent) the Company shall, and shall procure that CAP-G, CAP-D and KKM shall, pay the Shell Balance to CAIH without set off or counterclaim. The Company shall on signing hereof for all purposes be deemed to release, acquit and forever discharge CAIH from all claims as set out in the Mutual Release Agreement in respect of which the Company, CAP-G, CAP-D and KKM released, acquitted and discharged Shell Capital, Shell Capital Inc. and Shell Capital Services and the Company shall deliver, at the date hereof, a similar acknowledgement executed by CAP-G, CAP-D and KKM in the form set out in
         Schedule 11.


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5.       COMPLETION

5.01 Consummation of the transactions contemplated in this Agreement ("Completion") shall take place at 10.00 a.m., prevailing business time, at the offices of CAIH's legal advisers, Baker & McKenzie, in London on the Completion Date or at such other place and time as shall be mutually agreed (time in either case being of the essence).

5.02     At Completion, the Company shall:

         (a)  deliver to CAIH:

              (i) certified true copies of the certificates of incorporation and by-laws of the Company and CAP-D and the memorandum and articles of association of CAP-G;

              (ii) certificates of good standing of the Company and CAP-D issued not earlier than ten (10) days prior to the Completion Date, by the secretary of state of the State of Delaware;

              (iii) an incumbency and specimen signature certificate with respect to the officers of the Company executing any document delivered by the Company hereunder or in connection with the transactions contemplated hereby, on behalf of the Company;

              (iv) evidence in form and substance satisfactory to CAIH that the New Shares have been issued to CAIH;

              (v) the Note, validly issued by the Company and CAP-G to CAIH, together with the Warrant, validly issued by the Company to CAIH, both in the form attached as Schedule 6;

              (vi) certified copies of the board minutes, powers of attorney or other authorities pursuant to which the New Shares and the Note and Warrant were issued and allotted to CAIH or its nominee;

              (vii) a legal opinion from the Company's legal counsel, in form and substance acceptable to CAIH opining that: (A) the Company is duly incorporated and in good standing; (B) the Company is duly authorised and has all necessary powers to execute the Agreement and perform all of the transactions contemplated hereby; (C) no taxes are payable or consents are required in connection with the issue of the New Shares and the Note and the Warrant ; and (D) the New Shares are validly issued and free from all Claims;

              (viii) such waivers or consents as CAIH may require to enable CAIH or its nominee to be registered as the holder of the New Shares;

              (ix) such other documents as may be required to give to CAIH or its nominee good title to the New Shares and to enable CAIH or its nominee to become the registered holder thereof;


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              (x)    duly executed letters of resignation by each of the
                     Directors (other than the Continuing Directors) in the form attached as Schedule 3, and letters appointing the persons designated by CAIH as directors effective as of the Completion Date;

              (xi) all necessary consents with respect to any contract, lease, agreement, permit or license which are required as a result of a change of control of the Company, or alternate arrangements with respect thereto which are acceptable to CAIH, and any other consents required pursuant to the provisions of this Agreement;

              (xii) a certified true copy of the agreement between the Company and Exeter for the redemption by the Company of the Preferred Shares, in such form as was approved by CAIH;

              (xiii) a certified true copy of the agreement executed by the
                     Company and evidencing the purchase by the Company, directly or indirectly, of all of the shares in MTI, in such form as was approved by CAIH;

              (xiv) a closing certificate duly executed on behalf of the Company pursuant to which the Company represents and warrants that the Company's Warranties to CAIH are true and correct as of the Completion Date as if made on such date and that all covenants, obligations and undertakings required by the terms of this Agreement to be performed on or before the Completion Date have been fully and properly performed (to the extent the same have not been waived in writing by CAIH) or, if any such covenant, obligation or undertaking has not been performed, indicating that it has not been performed, and that all documents to be executed and delivered to the Company have been executed and delivered by duly authorised officers of the Company; and

              (xv) without limitation, all other documents required to consummate the transactions contemplated hereby;

         (b) pay the Refinancing Fee by wire transfer of immediately available funds to CAIH to such bank account or accounts as CAIH shall designate by written notice delivered to the Company not later than five days prior to Completion.

5.03     At Completion, CAIH shall:

         (a)  deliver or procure that its nominee shall deliver to the Company:

              (i) certified copies of CAIH's articles of association and an extract from the trade register certifying its incorporation (or, as appropriate, in relation to its nominee);

              (ii) an incumbency and specimen signature certificate with respect to the officers of CAIH (or its nominee) executing this Agreement and any documents delivered hereunder; and

              (iii)  the discharge notice in accordance with Clause 6.11;

         (b) pay or procure that its nominee shall pay the subscription monies for the New Shares and the monies due in respect of the Note by wire transfer of immediately available funds to such bank account or accounts as the Company shall designate by written notice delivered to CAIH not later than five (5) business days prior to Completion.

5.04 Without prejudice to any other remedies available to CAIH, if Completion has not occurred by the Long Stop Date, CAIH may:

         (a) defer Completion to a date not more than later than 28 days after the Long Stop Date (and so that the provisions of this clause 5.04 shall apply to Completion as so deferred); or

         (b) proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

         (c) rescind this Agreement without prejudice to its accrued rights hereunder, in particular those under Clause 4.04 whereupon this Agreement and everything herein contained shall, subject to the liability of Company to CAIH in respect of any breaches of the terms hereof, including the obligations under Clause 4.03, antecedent thereto, be null and void and of no effect in which event the Company undertakes to pay CAIH or to its order the sum of US$1,000,000 together with all costs and expenses incurred by CAIH or its Affiliates in connection with the due diligence investigation of the Group and the preparation and negotiation of this Agreement and all documents executed or to be executed pursuant hereto, including, without limitation all legal and other professional advisers' fees

6.       FURTHER UNDERTAKINGS

6.01 From Completion, CAIH shall be entitled to designate five (5) of the seven (7) members of the Board of Directors (as restructured) and the same percentage (rounded up) of the members of the board of directors of each Retained Subsidiary, and the Company shall take all actions available to it to cause CAIH's nominees to be so elected.

6.02 As soon as reasonably practicable following Completion, but no later than by the Company's next annual general meeting of shareholders following the Completion Date, the Company shall solicit stockholder approval for the amendments to the Company's by-laws and certificate of incorporation in the form attached as Schedule 5.

6.03 Upon Completion, the Company shall cause all mandates to operate the Company's bank accounts and those of the Retained Subsidiaries to be amended in such manner as CAIH shall have directed by written notice delivered to the Company not later than five (5) days prior to Completion.

6.04 If requested by CAIH by written notice delivered to the Company not later than seven (7) days prior to Completion, the Company shall cause the existing auditors of the Company and each Retained Subsidiary to resign with effect from Completion and confirm that there are no circumstances connected with their resignation which they consider should be brought to the attention of the Company's Stockholders or creditors or the shareholders or creditors of the relevant Subsidiary.

6.05 The Company shall cooperate with CAIH in taking such steps as the Company and CAIH deem necessary or desirable in order to re-list the Company's stock on the Nasdaq national market system or such other exchanges or markets as CAIH may approve as soon as practicable following Completion.

6.06 The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

6.07 The Company shall not, nor shall it permit any CRI Subsidiary to, disclose the name or identity of CAIH or any Affiliate as an investor in the Company in any press release or other public announcement or in any document or material filed with any government entity, without the prior written consent of CAIH, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to CAIH describing in detail the proposed content of such disclosure and shall permit CAIH to review and comment upon the form and substance of such disclosure.

6.08 Save as expressly provided herein, the Company will use all reasonable endeavours to procure that the employees of each member of the Group at the date hereof remain and continue as employees of the relevant member of the Group after Completion.

6.09 The Company shall indemnify and keep indemnified CAIH (for itself and as trustee for each member of the Group) against any claims which may be brought by any of the Directors who resign or are intended to resign pursuant to clause 5.02(a)(x).

6.10 The Company shall do all such further acts and things as may be necessary or required by CAIH and/or KKB to perfect the security required to be granted in order to secure KKM's obligations to KKB in respect of the Refinancing Loan.

6.11     Upon and following Completion, CAIH shall:

         (a) write down the outstanding balance of the Shell Indebtedness owing to CAIH following novation or assignment of the Shell Loan pursuant to the Shell Loan Sale and Purchase Agreement to the amount of US$2,450,000, with effect from the Completion Date;

         (b)  cancel the Shell Warrants;

         (c) transfer the "B" preference share in the stock of CAP-G to CAP-G for cancellation; and

         (d) instruct the security trustee to release the Security Interests upon the discharge of the remaining balance of the Shell Loan;

         in the form set out in Schedule 12 provided that CAIH's obligations under this Clause 6.11 shall be conditional upon all Security Interests having been assigned or novated to CAIH or being held in trust for CAIH following the execution of the Shell Loan Sale and Purchase Agreement.

7.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.01 The Company hereby represents and warrants to, and undertakes with, CAIH that each of the Warranties:

         (a) is and true and accurate in all respects and not misleading at the date of this Agreement; and

         (b) will be fulfilled down to and will remain true and accurate in all respects and not misleading up to and including Completion.

7.02 The Warranties are given subject to matters fairly disclosed in the Disclosure Letter but no information relating to the Group of which CAIH or any Affiliate has knowledge (actual or constructive) and no investigation by or on behalf of CAIH or any Affiliate shall prejudice or affect any claim by CAIH under the Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.

7.03 The Company acknowledges that CAIH has entered into this Agreement in reliance upon the Warranties and has been induced by them to enter into this Agreement.

7.04 Where any Warranty is qualified by knowledge, information, belief or awareness of the Company, the Company warrants and represents that it is not aware, having made due and careful enquiry, of any fact or circumstance which makes the Warranty untrue.

7.05 Without restricting the rights of CAIH or otherwise restricting the ability of CAIH to claim damages on any other basis available to it, in the event that any of the Warranties is broken or (as the case may be) proves to be untrue or misleading, the Company shall on demand pay to CAIH or at CAIH's direction:

         (a) the amount necessary to put CAIH into the position in which it would have been if the Warranties had not been broken or (as the case may be) proved to be untrue or misleading; and

         (b) all costs and expenses incurred by CAIH and any Affiliate as a result of such breach and any costs (including legal costs on an indemnity basis), expenses or liabilities which any of them may incur before or after the commencement of any action in connection with (i) any legal proceedings in which CAIH claims that any of the Warranties has been broken or is untrue or misleading in which judgment is given for CAIH or (ii) the enforcement or settlement of or judgment in respect of such claim.

7.06 If, prior to Completion, any of Warranties is broken or proves to be untrue, misleading or incorrect in any respect CAIH shall not be bound to subscribe for the New Shares or purchase the Note or to proceed with any other transaction contemplated hereby and CAIH may by notice rescind this Agreement without liability on its part. The right conferred upon CAIH by this clause is in addition to and without prejudice to any other rights and remedies of CAIH including, in particular, those under Clause 5.04.

7.07 The Company hereby agrees with CAIH (for itself and as trustee for any Subsidiary) to waive any rights it may have in respect of any misrepresentation or inaccuracy in any information or advice supplied or given by the CRI Subsidiaries or its or any CRI Subsidiary's officers, employees or advisers in connection with the giving of the Warranties or the preparation of the Disclosure Letter.

8.       ACCESS TO INFORMATION

8.01 The Company shall give and shall procure that each of the CRI Subsidiaries shall give CAIH and any persons authorised by it all such information relating to the Group and such access to the premises and all books, title deeds, records, accounts and other documentation of the Company as CAIH may reasonably request and agrees that the provisions of the confidentiality letter signed by the Company and CAIH in March 2002 shall be incorporated by reference in this Agreement.

8.02 CAIH hereby undertakes that it will not prior to Completion, save as required by law, divulge any confidential information relating to the Group obtained by it pursuant to this clause to any person other than its own officers, employees or professional advisers and agrees that the provisions of the confidentiality letter signed by the Company and CAIH in March 2002 shall be incorporated by reference in this Agreement.

8.03 In the event of this Agreement ceasing to have effect CAIH undertakes to release to the Company all information and documents concerning the Group which have been provided to CAIH in connection with this Agreement and also undertakes not to use any such information gained by it to further itself in its trade or to the detriment of the Group unless such information had already been known to CAIH or had become or subsequently becomes public knowledge otherwise than by reason of any act or default of CAIH, its advisers or employees.

9.       MISCELLANEOUS

9.01 The Company agrees to pay and hold CAIH and its Affiliates harmless against liability for the payment of all costs and expenses incurred by CAIH or its Affiliates in connection with the due diligence investigation of the Group and the preparation and negotiation of this Agreement and all documents executed or to be executed pursuant hereto, including, without limitation all legal and other professional advisers' fees. For the avoidance of doubt, any amount payable in respect of this clause 9.01 shall be separate from and in addition to the Company's obligation to pay the Refinancing Fee.

9.02 Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other parties):

         To the Company:                    Chaparral Resources, Inc.
                                            16945 Northchase Drive
                                            Suite 1620
                                            Houston, Texas 77060

                                            Telephone:        +1 281 877 7100
                                            Fax:              +1 281 877 0985
                                            Attention:        Mr. J.A. Jeffs

         With a copy to:                    Aitken Irvin Berlin & Vrooman, LLP
                                            2 Gannet Drive
                                            White Plains, NY 10604

                                            Telephone:        +1 914 694 5717
                                            Fax:              +1 914 694 1647
                                            Attention: Alan Berlin

         To CAIH:                           Central Asian Industrial Holdings
                                            N.V.
                                            3rd floor Broughton House
                                            6-8 Sackville Street
                                            London W1

                                            Telephone:        +44 20 7494 6060
                                            Fax:              +44 20 7494 6070
                                            Attention: Ian Connor

         Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when dispatched with confirmation of receipt with no error or break in transmission.

9.03 No failure or delay by CAIH in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by CAIH of any breach by the Company of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.04 Save as expressly provided in clause 9.05, a person who is not a party to this Agreement shall not have or acquire any right to enforce any term of this Agreement (including but not limited to any right to enforce or have the benefit of any exclusion or limitation of liability contained in this Agreement). This clause shall override any other clause in this Agreement which is or may be inconsistent with it.

9.05 CAIH may assign its rights and obligations under this Agreement to any of its Affiliates provided that it gives prior written notice of such assignment to the Company. The Company may not assign its rights and obligations under this Agreement.

9.06 CAIH hereby represents (i) that it is acquiring the New Shares and the securities underlying the Warrant pursuant to this Agreement for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the United States federal securities laws or any applicable state securities laws, (ii) that it is an "accredited investor" and a sophisticated investor for purposes of applicable United States and federal and state securities law and regulations, (iii) that this Agreement and each of the other agreements contemplated hereby constitutes (or will constitute) the legal, valid and binding obligation of CAIH, enforceable in accordance with its terms and (iv) that the execution, delivery and performance of this Agreement and such other agreements by CAIH does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which CAIH is subject. Notwithstanding the foregoing, nothing contained herein shall prevent CAIH and subsequent holders of the New Shares and other securities obtained pursuant hereto from transferring such securities by any legally available means of transfer.

9.07 CAIH hereby represents that none of the directors, officers, or employees of CAIH are officials or officers of any United States, Republic of Kazakhstan or other governmental authority or any political party or candidates for political office; neither CAIH nor any of its respective officers, directors, employees, or any agents thereof have taken any action, directly or indirectly, that would result in or further any offer, payment, promise to pay or authorization of the payment of any money, or other property, or any gift, promise to give, or authorization of the giving of anything of value, to any official or officer of any United States, Republic of Kazakhstan or other governmental authority or any political party or candidate for political office, that related in any way to CAIH or the business thereof; and, to the extent any such laws are applicable to such persons, CAIH has not taken (nor has it caused or encouraged any person to take on its behalf), any other action which violated the United States Foreign Corrupt Practices Act of 1977 or the U.S. Export Administration Act, as amended.

9.08 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and it is expressly declared that no variations hereof shall be effective unless made in writing.

9.09 The provisions of this Agreement including the Warranties and undertakings herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.10 Any right of rescission conferred upon CAIH hereby shall be in addition to and without prejudice to all other rights and remedies available to it.

9.11 The Company and CAIH shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement and to place control of the Company in the hands of CAIH.

9.12 This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the English courts.

9.13 The Company hereby irrevocably appoints Withers LLP of 16 Old Bailey, London EC4M 7EG (telephone: + 44 20 7597 6000; facsimile: +44 20 7597 6543; attention: Jeremy Scott) as its agent to receive and acknowledge on its behalf any claim, summons, order, judgment or other notice of legal process in England. If for any reason the agent named above (or its successor) no longer serves as agent of the Company for this purpose the Company shall promptly appoint a successor agent and notify CAIH and if no successor agent is appointed within 15 days CAIH shall be entitled to appoint such a person by notice to the Company. The Company agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in England whether or not such agent gives notice thereof to CAIH.

9.14 CAIH hereby appoints Baker & McKenzie of 100 New Bridge Street, London EV4V 6JA (telephone: +44 20 7919 1000; facsimile: +44 20 7919 1999, attention: the Dispute Resolution Partner/Service of Process) as its agent to receive and acknowledge on its behalf any claim, summons, order, judgment or other notice of legal process in England. If for any reason the agent named above (or its successor) no longer serves as agent of CAIH for this purpose CAIH shall promptly appoint a successor agent and notify the Company and if no successor agent is appointed within 15 days the Company shall be entitled to appoint such a person by notice to CAIH. CAIH agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in England whether or not such agent gives notice thereof to the other parties.

EXECUTED:

SIGNED by                                   )        /s/ Askar Alshinbayev
for and on behalf of                        )            -----------------------
Central Asian Industrial Holdings N.V.      )
in the presence of:                         )        /s/ Roy Pearce
                                                         -----------------------


SIGNED by                                   )        /s/ James A. Jeffs
for and on behalf of                        )            -----------------------
Chaparral Resources, Inc.                   )
in the presence of:                         )        /s/ Roy Pearce
                                                         -----------------------

SCHEDULES


         1.   Warranties

         2.   Directors and Continuing Directors

         3.   Form of Directors' Letter of Resignation

         4.   Principal Stockholders

         5.   Amendments to Certificate of Incorporation and By-Laws

         6.   Note and Warrant

         7.   Registration Agreement

         8.   Exeter Agreement

         9.   [DELIBERATELY OMITTED]

         10.  Written Consents

         11.  Acknowledgement of Release

         12.  Discharge Notice